Exhibit 99.1

Oragenics, Inc. Announces Leadership Transition

(February 12, 2024, Sarasota, FL) Oragenics, Inc. (NYSE American: OGEN) (the “Company”), a company focused on developing unique, intranasal nanoparticle pharmaceuticals for the treatment of neurological disorders, today announced that, on February 12, 2024, the Company and Kimberly Murphy, the Company’s Chief Executive Officer, entered into a mutually agreeable Separation Agreement (the “Separation Agreement”), pursuant to which Ms. Murphy’s employment with the Company terminated effective February 12, 2024. Ms. Murphy will, however, continue to serve the Company as a member of the Company’s board of directors (the “Board”). The Separation Agreement provides Ms. Murphy with the benefits under her employment agreement with the Company for a separation without cause. Ms. Murphy’s resignation as an officer was not due to any disagreement with the Company on any matter related to its operations, policies or practices.

The Board will provide direction to the Company during this transition in management, with Charlie Pope, the Company’s Chairman of the Board, serving, on an interim basis, as Executive Chairman, effective immediately. In addition, effective February 12, 2024, the Board appointed Michael Redmond, the Company’s President, as the Company’s Interim Principal Executive Officer.

“We appreciate Ms. Murphy’s strategic leadership on the shift in the Company’s focus to its recently acquired neurology assets and look forward to her continued positive impact on and support of the Company as a director,” said Charles Pope, Executive Chairman of the Board.

About Oragenics

Oragenics, Inc. is a development-stage company focused on nasal delivery of pharmaceutical medications in neurology and fighting infectious diseases including coronaviruses and multidrug-resistant organisms. Its ONP-002 product candidate is a fully synthetic neurosteroid being developed to treat Mild Traumatic Brain Injury (mTBI). Its NT-CoV2-1 product candidate is an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. For more information, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the ability of the Company to timely and successfully undertake Phase II clinical trial using its novel drug - device combination for the treatment of mild Traumatic Brain Injury. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: the Company’s ability to advance the development of its product candidates, including the neurology assets, under the timelines and in accord with the milestones it projects; the Company’s ability to raise capital and obtain funding, non-dilutive or otherwise, for the development of its product candidates; the regulatory application process, research and development stages, and future clinical data and analysis relating to its product candidates, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to concussion treatments; the Company’s expectations as to the outcome of preclinical studies and clinical trials and the potential benefits, activity, effectiveness and safety of its product candidates including as to administration, transmission, manufacturing, storage and distribution; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth is as of the date hereof unless otherwise indicated. You should consider these factors in evaluating the forward-looking statements included and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Oragenics, Inc.
Janet Huffman, Chief Financial Officer
813-286-7900
jhuffman@oragenics.com

LHA Investor Relations
Tirth T. Patel
212-201-6614
tpatel@lhai.com

Source: Oragenics, Inc.

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